Exhibit 21

             Principal Subsidiaries of Global Payment Technologies, Inc.
             -----------------------------------------------------------
                                                  Jurisdiction           Percentage Ownership
                  Name of Subsidiary              Incorporation           by the Registrant
-----------------------------------------------   -------------         --------------------
Global Payment Technologies Australia Pty. Ltd.     Australia                     50%

Ecash Management Pty. Ltd.                          Australia                     35%

Global Payment Technologies (Europe) Limited       United Kingdom                100%

Abacus Financial Management Systems Limited        United Kingdom                 25%

Abacus Financial Management Systems Ltd., USA      United States                  80%

Global Payment Technologies, Inc.                  Russia                        100%